CUSIP No. 82670C100	13D

EXHIBIT 1

AMENDED AND RESTATED JOINT FILING AGREEMENT

The undersigned agree that the statement on Schedule 13D with respect to the Common Stock, par value $0.01 per share, of Signature Group Holdings, Inc., dated as of October 21, 2014, is, and any amendments thereto (including amendments on Schedule 13G) signed by each of the undersigned shall be, filed on behalf of each of them pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

DATED: February 27, 2015

ZELL CREDIT OPPORTUNITIES MASTER FUND, L.P.
By: Chai Trust Company, LLC, its general partner

By:	/S/ PHILIP G. TINKLER
Name:	Philip G. Tinkler
Title:	Chief Financial Officer

CHAI TRUST COMPANY, LLC

By:	/s/ PHILIP G. TINKLER
Name:	Philip G. Tinkler
Title:	Chief Financial Officer